Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Wise Sales, Inc., of our report dated April 3, 2009 on our audit of the financial statements of Wise Sales, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2008 and since inception on September 10, 2008 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 1, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501